DEUTSCHE BANK BROKER/DEALER AFFILIATES LIST
Name of Entity
Attachment to Q.14

BROKERS TO BE INCLUDED IN EXHIBIT
Bank Inicjatyw Spoleczno-Ekonomicznych SA
BT Opera Trading S.A.
IBOXX Ltd.
K & N Kenanga Bhd
Kenanga Deutsche Futures
Kenanga Deutsche Futures Sdn Bhd
MaxBlue Investimentos Distribuidora de Titulos e Valores Mobiliarios S. A. Minex Corporation
Morgan Grenfell & Co Limited
Morgan Grenfell Private Equity Limited
Morgan Grenfell Securities
Mortgage Ramp
MTS Japan Securities Co. Ltd.
Nissay Deutsche Asset Management Europe Limited
Osaka Stock Exchange Co., Ltd.
OTC Deriv Limited
Paladin Australia Limited
Pro Capital Spolka Akcyjna
PT Deutsche Securities Indonesia
Rued, Blass & Cie AG Bankgeschaeft
Swapswire Limited
Teleogic Limited
Tokai Deutsche Asset Management Limited
Volbroker.com Limited
Yensai.com
Yieldbroker Pty Ltd.